Exhibit 11
                              THERMO FIBERTEK INC.

                        Computation of Earnings per Share


                                                        Three Months Ended
                                                   --------------------------
                                                     March 30,       April 1,
                                                          1996           1995
   --------------------------------------------------------------------------

   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                    $ 5,206,000   $ 3,583,000

     Add: Convertible debt interest, net of tax         79,000        79,000
                                                   -----------   -----------

     Income applicable to common stock
       assuming full dilution (a)                  $ 5,285,000   $ 3,662,000
                                                   -----------   -----------

   Shares:
     Weighted average shares outstanding            40,623,013    40,469,861

     Add: Shares issuable from assumed conversion
          of subordinated convertible obligation     1,258,742     1,258,742

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                              1,021,990       730,509
                                                   -----------   -----------

     Weighted average shares outstanding,
       as adjusted (b)                              42,903,745    42,459,112
                                                   -----------   -----------

   Fully Diluted Earnings per Share (a) / (b)      $       .12   $       .09
                                                   ===========   ===========